Ratio of Earnings to Combined Fixed Charges and Preference Dividends

                                                                     Year Ended                                    Nine months ended
                                                ------------------------------------------------------------------------------------
                                                     1996         1997         1998          1999           2000          09/30/2001
                                                ------------------------------------------------------------------------------------
Interest Expense                                        -       429,012     1,504,334     1,749,225      4,216,160        3,979,959
Minority interest in income of subsidiary               -             -     1,563,999     5,602,264     10,074,463        6,333,499
Recurring fees relating to the Private Label
 Tender Option Program                                  -             -       454,919     1,416,756      2,197,557        1,757,563
Amortized capitalized costs related
 to indebtedness                                        -             -       158,572       345,282        478,951          525,904
Preference security dividend requirements of
 consolidated subsidiaries                              -             -             -     3,014,375      8,593,956        8,884,875
                                                ------------------------------------------------------------------------------------
    Total Fixed Charges                                 -       429,012     3,681,824    12,127,902     25,561,087       21,481,800
                                                ====================================================================================


Income before minority interests                5,845,041    10,055,808    23,589,871    31,798,457     48,759,475       43,245,918
  Add:  Total Fixed Charges                             -       429,012     3,681,824    12,127,902     25,561,087       21,481,800
  Less:  Preference security dividend
   requirements of consolidated subsidiaries            -             -             -    (3,014,375)    (8,593,956)      (8,884,875)
                                                ------------------------------------------------------------------------------------
    Earnings                                    5,845,041    10,484,820    27,271,695    40,911,984     65,726,606       55,842,843
                                                ====================================================================================

Ratio of Earnings to Combined Fixed Charges
 and Preference Dividends                          N/A          24:1           7:1          3:1          3:1                3:1



For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using net income before minority interest adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense on secured debt, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.